Exhibit 99

Fred Halvin

Director - Investor Relations

507.437.5007

Hormel Foods Acquires Clougherty Packing Company

AUSTIN, MINN. (Dec. 30, 2004) – Hormel Foods Corporation (NYSE: HRL) today announced that the company has acquired, for the purchase price of approximately $186 million, all of the stock of Clougherty Packing Company (Clougherty), a privately-held Southern California pork processor and creator of the Farmer John brand of pork products popular through the Southwestern United States.

“Clougherty has built a very strong business in the Southwest, and projects sales of $420 million in 2004.  We expect it to be immediately accretive to our Refrigerated Foods business segment,” said Joel W. Johnson, chairman of the board and chief executive officer.

“This transaction helps strengthen our presence in the Southwest, and is a great strategic fit for Hormel Foods,” Johnson added.  “The Farmer John brand enjoys the top market position in Southern California in bacon, breakfast sausage and sliced hams, and has very strong positions in hot dogs, fully cooked bacon and spiral sliced hams.  Various Farmer John brand products also lend themselves to incremental sales through Hormel Foods’ foodservice channels.

“The Farmer John brand has a broad consumer franchise in the Southwest, including a strong following with Hispanic consumers.  This makes Farmer John a valuable addition to Hormel Foods’ existing Herdez, Doña María and Búfalo product families,” Johnson said.

Clougherty operates a facility in Vernon, Calif., which should increase Hormel Foods’ production of further-processed foods to meet our growing demand.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry.  The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  The company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2003, which can be accessed at http://www.hormel.com

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